EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Boyd Gaming Corporation of our report dated January 28, 2004, except for Note 18—“Subsequent Events” as to which the date is February 6, 2004, relating to the financial statements, which appears in Coast Casinos, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 28, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Las Vegas, Nevada

March 9, 2004